Summary Translation	Exhibit 4.89

Loan Agreement

Borrower : Hebei Chuangjie Trading Co., Ltd.

Lender : Hebei Shengrong Kaiyuan Auto Parts Co., Ltd.

Signing Date : July 19, 2010

Loan Amount : RMB20,000,000

Length of maturity : From July 19, 2010 to July 19, 2011

Loan Interest : 5.31%, adjustable in connection with the base rate established by the People’s Bank of China.

Date of Draft : July 19, 2010

Withdrawal Amount : RMB20,000,000

Payment Method : The principal shall be fully repaid with interest at the maturity date of the loan.

Repayment Date : July 19, 2011